Exhibit 4.52

English Translation

Loan Agreement

CN: TJKB-O-2015-015

This Loan Agreement (hereinafter referred to as this “Agreement”) is entered into on February 2, 2015 in Beijing by and between:

Xudong Xu, (hereinafter referred to as “Party A”), whose ID number is ##################; and

Kusheng(Tianjin)Technology Co., Ltd (hereinafter referred to as “Party B”), a limited liability company incorporated and existing according to the laws of the People’s Republic of China (hereinafter referred to as “China”), with its principal business address located at 201-243, F/2, B1 Area, Anime Building, Anime Middle Road No.126, Eco-City, Tianjin.

Party A and Party B are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS:

Party B intends to borrow money from Party A for the needs of future business development, Party A agrees to provide loan to Party B in accordance with the terms of this Agreement, and both Parties agree as follows through friendly consultations:

Article 1 Type of Loan: Cash

Article 2 Loan Purpose

Daily Business Development Needs of Party B

Article 3 Loan Amount

RMB: 30 million yuan (in words: RMB thirty million yuan)

Both Parties acknowledge that Party A will, within 20 business days upon the execution of this Agreement, remit the Loan of RMB 30 million yuan (in words: RMB thirty million yuan) to Party B’s following account:

Account Name: ##################

Bank Name: ##################

Account No.: ##################

Article 4 Interest on Loan

Interest on Loan shall be calculated with reference to the current bank loan interest rate, and shall be calculated as per the interest rate of 6.5% per annum.

Article 5 Loan Term

The Loan Term shall be one year as from the date the Loan Amount agreed in Article 3 hereof has reached the account designated by Party B. If Both Parties intend to renew this Agreement upon the expiration of the term hereof, a supplementary agreement may be signed separately within 15 days prior to the expiration of the term hereof.

Party B shall refund all principal and interest of the Loan on the maturity date.

Article 6 Loan Purpose

All Loan shall be used for the business operation activities of Kusheng(Tianjin)Technology Co., Ltd, and shall not be used for external loan, external investment, the stock market, or other expenses which are inconsistent with the Company’s business operation goals.

Article 7 Resolution of Agreement Disputes

7.1 This Agreement shall be governed by and construed in accordance with the provisions of the laws of the People’s Republic of China; and

7.2 Any dispute arising from the interpretation and performance of the terms hereof shall be resolved by both Parties in good faith. If any dispute fails to be resolved by both Parties within thirty (30) days after either Party has sent a written notice to the other Party requesting a settlement through consultation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties.

Article 8 Miscellaneous

8.1This Agreement shall not be modified or rescinded by either Party unless any circumstance occurs based on which either Party is permitted to modify or rescind the Agreement by laws. If either Party modifies or rescinds this Loan Agreement in accordance with the requirements stipulated by laws, it shall promptly notify the other Party in writing and reach a written agreement.

8.2 A supplementary agreement shall be reached by both Parties through mutual consultation with respect to the matters unspecified by this Agreement, and the supplementary agreement shall have the same legal effect as this Agreement.

8.3 This Agreement shall be made in four counterparts, with each Party holding one counterpart, and each counterpart shall have the same legal effect.

(Signature Page of Loan Agreement)

IN WITNESS WHEREOF, the Parties have signed this Agreement by their duly authorized representatives on the day and year first above written.

Party A:	Xudong Xu

/s/ Xudong Xu

Party B:	Kusheng(Tianjin)Technology Co., Ltd

(Stamp)[seal]
Authorized representative: /s/